Exhibit 10.1

First Amendment to Employment Agreement

This First Amendment (this “First Amendment”) to the Employment Agreement by and between Simon Property Group, Inc., a Delaware corporation (the “Company”), and David Simon (the “Executive”) (the “Employment Agreement”) is made and effective as of March 29, 2013. All capitalized terms not defined herein have the meanings ascribed to them in the Employment Agreement.

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to provide for a reduction in the amount of an Annual LTIP Award granted to the Executive under certain circumstances;

NOW, THEREFORE, the parties agree as follows:

1.                                      Section 2(b)(iii)(A) of the Employment Agreement is amended in its entirety to read as follows:

(A)                               For each full or partial fiscal year during the Employment Period (including, without limitation, the fiscal year ending December 31, 2019), commencing with the next annual grant of long-term awards to senior executives of the Company following the Effective Date (to be made in, and in respect of, the fiscal year ending December 31, 2011), the Executive shall be granted (each, an “Annual LTIP Award”) a number of units of limited partnership interest (“LTIP Units”) of Simon Property Group, L.P. (the “Partnership”) pursuant to the Partnership’s 1998 Stock Incentive Plan (as it may be amended, restated, supplemented or replaced from time to time after the Effective Date, the “1998 Plan”) equal in value to $12 million, rounded up to the nearest whole number, using a valuation methodology no less favorable to the Executive than that which applies to any award of LTIP units made to the Company’s other senior executives in respect of the same fiscal year; provided, however, that in the event that the aggregate grant date fair value, as reflected by the Company’s books and records, of LTIP Units covering a three-year performance period scheduled to be granted to all named executive officers (as defined in Item 402(a)(3) of Regulation S-K (17 CFR 229.402(a(3))) of the Company in a particular year (the “Annual LTIP Pool”), is less than $35 million (including an assumed $12 million Annual LTIP Award for the Executive), the actual Annual LTIP Award granted to the Executive in such year shall be proportionally reduced such that it will be equal in value to (x) $12 million, multiplied by (y)(1) the grant date fair value of the Annual LTIP Pool, divided by (2) $35 million.  Each Annual LTIP Award in respect of a fiscal year shall have terms and conditions (including, but not limited to, those relating to capital contributions to the Partnership, performance, service and other vesting and forfeiture conditions, distributions and exchangeability for Common Stock) substantially identical (and in any event no less favorable in any respect) to those applicable to LTIP Units generally granted to the Company’s other senior executives in respect of the same fiscal year; provided, that, if there are no grants of LTIP Units to other senior executives of the Company with respect to the fiscal year in which Executive is granted an Annual LTIP Award, then the terms and conditions of the Annual LTIP Award for such fiscal year shall be no less favorable than the terms and conditions of the initial Annual LTIP Award granted for the fiscal year ending December 31, 2011.

Notwithstanding the preceding sentence or anything in this Agreement, Section 4(a) of the 2011 LTIP Unit Award Agreement (and the corresponding section of any subsequent LTIP Unit Award Agreement), or any other provision or agreement to the contrary, if the Executive’s employment ends at or following July 5, 2019 for any reason other than a termination by the Company for Cause (as described in Section 3(b) of this Agreement), any outstanding Annual LTIP Award granted prior to July 5, 2019 (which for the avoidance of doubt is intended to include the fiscal year ending December 31, 2019) as to which the applicable performance or service vesting period has not ended shall either (1) as to those Annual LTIP Awards for which the applicable performance vesting period has ended prior to such date, vest immediately upon such termination as to the number of LTIP Units earned based on actual performance (i.e., any remaining service vesting condition shall be waived) and (2) as to those Annual LTIP Awards for which the applicable performance vesting period has not ended prior to such date, the full amount of the LTIP Units subject to such Annual LTIP Awards shall continue to remain outstanding and become vested as of the end such performance period based on actual performance, to the extent provided under the terms of the applicable award, without regard to any applicable service vesting condition and without pro-ration or reduction of such LTIP Units for the fact that the Executive was employed for less than the entire performance vesting period.

2.                                      Notwithstanding any of the foregoing to the contrary, the Executive acknowledges and agrees that the execution and delivery of this First Amendment and the potential reduction in the Annual LTIP Award as contemplated herein does not constitute Good Reason.

3.                                      Except as herein amended, the terms and conditions of the Award Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have caused this Second Amendment to be executed as of the date first above written.

SIMON PROPERTY GROUP, INC., a Delaware corporation

By:	/s/ John Rulli
Name: John Rulli
Title: Senior Executive Vice President and Chief Administrative Officer

EXECUTIVE

/s/ David Simon
David Simon

[Signature Page to First Amendment to Employment Agreement]